10F-3 Report
CGCM Small-Mid Cap Equity Fund
	9/1/2017		through	2/28/2018

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
National Vision Holding, Inc.	Westfield	10/26/2017	Merrill Lynch	15,800,000	11,340	22.00